                                                                    EXHIBIT 99.1

               Boomtown, Inc. Consolidated Financial Statements

               Report of Ernst & Young LLP, Independent Auditors


The Board of Directors
Boomtown, Inc.

We have audited the accompanying consolidated balance sheets of Boomtown, Inc. (the "Company") as of September 30, 1995 and 1996, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the three years in the period ended September 30, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based upon our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Boomtown, Inc. at September 30, 1995 and 1996, and the consolidated results of its operations and its cash flows for each of the three years in the period ended September 30, 1996, in conformity with generally accepted accounting principles.

                                                               Ernst & Young LLP

Reno, Nevada
November 15, 1996, except
 for the first paragraph of
 Note 13 as to which the
 date is November 18, 1996

                                Boomtown, Inc.

                  Notes to consolidated Financial Statements

1.  Summary of Significant Accounting Policies

Basis of presentation and consolidation - The consolidated financial statements include the accounts of Boomtown, Inc. (the "Company" or "Boomtown"), a Delaware corporation and all of its controlled subsidiaries and partnerships. The significant operating subsidiaries include gaming operations in Reno, Las Vegas ("Blue Diamond"), Biloxi ("Mississippi Partnership") and New Orleans ("Louisiana Partnership"). All significant intercompany accounts and transactions have been eliminated.

Interim financial information - The interim financial information is unaudited. In the opinion of management, all adjustments considered necessary for a fair presentation of its consolidated financial position at March 31, 1997, the consolidated results of operations and consolidated cash flows for the six months ended March 31, 1997 and 1996, have been included. All adjustments to the interim financial information were of a normal recurring nature and consistent with the adjustments made in the consolidated financial statements for the fiscal years ended September 30, 1994, 1995, and 1996, respectfully. The Company's operations are seasonal and thus operating results for the six months ended March 31, 1997 should not be considered indicative of the results that may be expected for the fiscal year ending September 30, 1997.

Boomtown's Merger with Hollywood Park, Inc. ("Hollywood Park") On April 23, 1996, Boomtown entered into an Agreement and Plan of Merger (the "Merger Agreement") with Hollywood Park relating to the strategic combination of Hollywood Park and Boomtown. Pursuant to the Merger Agreement and subject to the terms and conditions set forth therein, Boomtown would become a wholly owned subsidiary of Hollywood Park (the "Merger"). Pursuant to the Merger Agreement, at the effective date of the Merger (the "Effective Date"), each issued and outstanding share of Boomtown Common Stock will be converted into the right to receive 0.625 (the "Exchange Ratio") of a share of Hollywood Park Common Stock. The Merger is intended to be structured as a tax-free reorganization for income tax purposes and will be accounted for as a purchase for financial reporting purposes.

Use of Estimates - The accompanying consolidated financial statements have been prepared in conformity with generally accepted accounting principles which require the Company's management to make estimates and assumptions that affect the amounts reported therein. Actual results could vary from such estimates.

Cash and cash equivalents - Cash and cash equivalents consist of cash on hand and in banks, interest bearing deposits and highly liquid investments with original maturities of three months or less. Cash equivalents are carried at cost which approximates market. The Company paid interest of approximately $107,000 (net of $5,895,000 capitalized), $13,111,000 (net of $701,000 capitalized), and $13,793,000 (none capitalized) and income taxes of approximately $1,089,000, $746,000, and $688,500 during the years ended September 30, 1994, 1995 and 1996, respectively. Long-term debt incurred for the purchase of property and equipment during the years ended September 30, 1994, 1995 and 1996 amounted to approximately $6,296,000, $1,677,000 and
$2,763,000, respectively.

Concentrations of credit risk - The Company places its cash in short-term investments which potentially subject the Company to concentrations of credit risk. Such investments are made with financial institutions having a high credit quality and are collateralized by securities issued by the United States Government and other investment grade securities.

Inventories - Inventories consist primarily of fuel and petroleum products, food and beverage stock and hotel linens, uniforms and supplies and are stated at the lower of cost (determined using the first-in, first-out method) or market.

Depreciation and amortization - Depreciation and amortization of property, plant and equipment is provided on the straight-line method over the lesser of the estimated useful lives of the respective assets or the lease term. The estimated useful lives for each class of property, plant and equipment are as follows:

          Buildings and improvements       20-35 years
          Furniture and fixtures            7-10 years
          Gaming equipment                  5-10 years
          Outdoor signs                    10-20 years
          Other assets                      3-15 years

In connection with the Swap Agreement (see Note 4) Blue Diamond's property and equipment were written down to net realizable value as of September 30, 1996 and depreciation and amortization ceased.

Intangibles - Goodwill relates to the acquisition of the Reno property in 1988 and the investment in lease (at September 30, 1995) which resulted when the Company purchased the remaining 50% ownership interest in Blue Diamond (Note 4). Also, as more fully discussed in Note 4, Blue Diamond had an option to purchase the Resort during a period of six months beginning in May 1996, and ending in November 1996. However, through execution of the "Swap Agreement" as discussed in Note 4, Roski and Boomtown entered into an agreement to terminate the "Property Lease", whereby Boomtown would immediately cease operations of the Blue Diamond Resort simultaneous with the closing of Boomtown's merger with Hollywood Park, Inc., as previously discussed. As a result of the Swap Agreement, the investment in lease was expensed in fiscal 1996. The additional goodwill at March 31, 1997, relates to the Company's purchase of the minority partner's interest in Louisiana - I Gaming, L.P. in December 1996 (Note 13) (unaudited). Goodwill is being amortized on the straight-line method over twenty-five years. Accumulated amortization at September 30, 1995 and 1996 was approximately $3,314,000 and $3,145,000, respectively.

The carrying value of intangibles is periodically evaluated by management and if facts and circumstances (including undiscounted cash flows) indicate an impairment, the amount is reduced and an impairment loss is recorded.

Gaming revenues and promotional allowances - In accordance with industry practice, the Company recognizes as gaming revenues the net win from gaming activities, which is the difference between gaming wins and losses. Revenues in the accompanying consolidated statements of operations exclude the retail value of rooms, food and beverage and other promotional allowances provided to customers without charge.

The estimated costs of providing such promotional allowances have been classified as gaming operating expenses through interdepartmental allocations as follows (in thousands):

                          Years ended September 30,
                          -------------------------
                           1994     1995     1996
                          -------  -------  -------
     Food and beverage     $5,433  $11,638  $12,746
     Hotel                    172      400      299
     Other                     43      167      210
                           ------  -------  -------
     Total                 $5,648  $12,205  $13,255
                           ======  =======  =======

Stock based compensation - The Company accounts for its stock option plans in accordance with the provisions of the Accounting Principles Board's Opinion No. 25 (APB 25), "Accounting for Stock Issued to Employees". In 1995, the Financial Accounting Standards Board released Statement of Financial Accounting Standard No. 123 (SFAS 123), "Accounting for Stock Based Compensation". SFAS 123 provides an alternative to APB 25 and is effective for fiscal years beginning after December 15, 1995. The Company expects to continue to account for its stock plans in accordance with APB 25. Accordingly, SFAS 123 is not expected to have a material impact on the Company's consolidated financial position or results of operations.

Advertising costs - Advertising costs are expensed as incurred. Advertising expenses for the years ended September 30, 1994, 1995 and 1996 totaled approximately $2.6 million, $6.7 million and $6.3 million, respectively.

Future development costs - The Company capitalizes costs associated with new gaming projects until 1) the project is no longer considered viable and the costs are expensed or 2) the likelihood of the project is relatively certain and the costs are reclassified to pre-opening and expensed when operations commence. During the year ended September 30, 1995, the Company expensed approximately $6.1 million of future development costs. During fiscal 1996, future development costs were approximately $1.6 million and included costs associated with its pending merger with Hollywood Park, Inc. and its proposed gaming project in the state of Indiana. These amounts are classified as discontinued projects and future development costs in the accompanying statements of operations.

Pre-opening expenses - Pre-opening expenses were associated with the acquisition, development and opening of the Company's new casino resorts. These amounts were expensed in fiscal 1994, when the casinos commenced operations and include items that were capitalized as incurred prior to opening and items that are directly related to the opening of the property and are non-recurring in nature.

Income taxes - The Company accounts for income taxes under Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes", which requires the Company to record deferred income taxes for temporary differences that are reported in different years for financial reporting and for income tax purposes and classifies deferred tax liabilities and assets into current and non-current amounts based on the classification of the related assets and liabilities.

Minority interest - Minority interest represents the minority limited partners' proportionate share of the equity and operations of the consolidated partnerships.

Net loss per share - Net loss per share is computed using the weighted average number of shares of Common Stock outstanding and common equivalent shares from stock options and warrants are excluded from the computation because their effect is antidilutive.

In February 1997, the Financial Accounting Standards Board issued Statement No. 128, Earnings per Share, which is required to be adopted on December 31, 1997. At that time, the Company will be required to change the method currently used to compute earnings per share and to restate all prior periods. Under the new requirements for calculating primary earnings per share, the dilutive effect of stock options will be excluded. The impact of Statement 128 on the calculation of primary and fully diluted earnings per share is not expected to be material.

Fully diluted loss per share amounts are the same as primary per share amounts for the periods presented.

Reclassifications - Certain reclassifications have been made to the 1994, 1995 and 1996 consolidated financial statements to conform to the 1997 presentation.

2.  Issuance of Common Stock and Warrants

During October 1992, the Company sold 2,901,786 shares of common stock in an initial public offering which generated net proceeds of approximately $26 million after deducting underwriting discounts and expenses. In addition, a stockholder of the Company (the "Selling Stockholder") sold 835,714 shares of common stock in the public offering and received proceeds to repay a subordinated term note and $2 million to redeem all of its outstanding preferred stock held by the Selling Stockholder.

In connection with the Company's initial public offering, the Company sold to the underwriters for an aggregate of $25,000, warrants to purchase 162,500 shares of the Company's common stock at $12 per share. The warrants expire October 1997 and 50% became exercisable in October 1993 and the remaining 50% became exercisable in October 1994. At any time after October 1994 and prior to the expiration of the warrants, the holders have a one time right to demand a registration of the underlying shares, with expenses of such registration to be paid by the Company.

During June 1993, the Company sold 2,223,380 shares of common stock in a public offering which generated net proceeds of approximately $57.2 million after deducting underwriting discounts and expenses. The proceeds were used to fund a portion of the construction costs of the new gaming facilities and for general corporate purposes. In addition, a stockholder of the Company sold 1,686,620 shares of common stock in the public offering and received proceeds, net of underwriting discounts, of $43.9 million.

During November 1993, in connection with the placement of the First Mortgage Notes (Note 5), the Company issued 472,500 warrants to purchase Common Stock at $21.19 per share. The warrants became exercisable on December 10, 1993, and expire on November 1, 1998.

3.  Property, Plant and Equipment

Property, plant and equipment consists of the following (in thousands):

                                           September 30,
                                         ------------------  March 31,
                                           1995      1996      1997
                                         --------  --------  ---------
                                                            (unaudited)
Buildings and improvements               $102,979  $105,097   $106,086
Equipment                                  24,834    29,834     34,008
Boat                                       18,925    18,925     18,925
Land and land improvements                 17,397    17,690     17,689
Furniture and fixtures                     13,166    13,428     14,587
Construction-in-progress                    1,631     1,370      2,403
                                         --------  --------   --------
                                          178,932   186,344    193,699
Less accumulated depreciation
 and amortization                          27,977    35,949     41,268
Write-down of assets in connection
 with the Swap Agreement (see Note 4)          --     5,065      5,065
                                         --------  --------   --------
                                         $150,955  $145,330   $147,366
                                         ========  ========   ========

The construction-in-progress amounts at September 30, 1995 and 1996, relate primarily to the costs associated with the on-going construction of the land-based facility in Harvey, Louisiana.

Amortization of leased assets is included in depreciation and amortization expense.

4.  Related Party Transactions

Stockholder note - The note receivable from a stockholder was issued in connection with the stockholder's purchase of the Company's common stock and therefore has been presented as a reduction of stockholders' equity in the accompanying consolidated balance sheets. This note, as amended, bears interest at 6% with interest and principal payable in four annual installments commencing April 7, 1998 (unaudited).

IVAC note - Prior to the commencement of operations at Boomtown Las Vegas, the Company loaned IVAC, a California general partnership controlled by Edward P. Roski ("Roski") and a member of the Company's Board of Directors (the "Stockholder"), approximately $27.3 million (the "IVAC Notes") for purposes of constructing the Blue Diamond Resort (the "Resort"). One of the notes has a principal balance of $7.5 million and the other note, a variable principal note, has a principal balance of $19.8 million at September 30, 1995 and 1996, and both notes bear interest at 10%. These notes were written down to their net realizable value under the Swap Agreement of approximately $8.5 million at September 30, 1996. The IVAC Notes are secured by separate deeds of trust on the resort, which deeds of trust are subordinate to separate deeds of trust securing Blue Diamond and the Company's obligations in connection with the Indenture. As defined in the terms of the IVAC Notes, interest became payable upon commencement of Blue Diamond's Las Vegas operations. Interest income related to the IVAC Notes amounted to approximately $2,729,000 during the years ended September 30, 1995 and 1996, respectively and offsets a portion of the rent discussed in the following paragraph. Interest receivable from IVAC at September 30, 1995 and 1996 amounted to approximately $227,000, respectively.

Prior to commencing gaming operations at the Las Vegas site on May 20, 1994, the Company owned 50% of Blue Diamond and the Stockholder owned the remaining 50% of Blue Diamond. After commencement of operations of Blue Diamond, the Company exercised its option to purchase all of the stockholder's ownership interest in Blue Diamond for 714,286 shares of the Company's common stock. Blue Diamond is leasing the resort from IVAC for an initial term of five years with certain renewal options in certain very limited circumstances. Blue Diamond had an option to purchase the resort from IVAC exercisable during a period of six months beginning in May 1996, in exchange for, at IVAC's option, either 1) shares of the Company's common stock (which would be at a minimum of 2.5 million shares) or 2) cash (which amount would be a minimum of $33 million). At the time of exercise, the investment in lease would be capitalized as a part of the resort purchase price. In addition, the Company's loans to IVAC including accrued interest (preceding paragraph) would be capitalized as part of the resort purchase price.

Termination of Las Vegas Property Lease - On August 12, 1996, Boomtown, Blue Diamond, Hollywood Park, Roski, IVAC and Majestic Realty entered into the Blue Diamond Swap Agreement (the "Swap Agreement") pursuant to which the parties agreed that, upon consummation of the Merger, and contingent upon the closing of the Merger, Boomtown and Blue Diamond (or any transferee thereof as set forth in the Swap Agreement) would exchange their entire interest in the Blue Diamond Resort (the "Resort") (including the IVAC Loans), and effectively transfer all interest in the Resort to Roski, in exchange for a $5.0 million unsecured promissory note (the "First Note") and will have an unsecured promissory note (the "Second Note") equal in amount to the note to be issued by Hollywood Park to Roski for the purchase of his Boomtown Common Stock referred to in a following paragraph (valued at approximately $3.5 million) and assumption by Roski, IVAC or an affiliate of certain liabilities (the "Swap"). The First Note has an interest rate equal to the prime rate plus one and one half percent (1.5%) per annum and will provide for annual principal payments of one million dollars ($1,000,000) plus accrued interest and maturing on the date that is five years after the Exchange Date (as such term is defined in the Swap Agreement). The Second Note will have an interest rate equal to the prime rate plus one-half percent (.5%) per annum and will provide for a payment of all principal plus accrued interest on the date that is three (3) years after the Exchange Date. Consummation of the Swap is subject to obtaining all necessary Governmental approvals, including gaming approval.

In exchange for its interest in the Resort, the Company will receive notes from Roski payable to Boomtown with an estimated value totaling $8.5 million, an estimated cash payment of $2.1 million, release from lease obligations under the Resort lease, Roski's assumption of certain liabilities and note obligations totaling approximately $3.8 million and the ongoing expenses of the Resort. Additionally, Roski will assume all operating leases including any residual balances due under such leases. The Swap Agreement requires approvals from applicable gaming authorities and Boomtown intends to seek the consent of the holders of a majority of the outstanding principal amount on the Notes where defined. The Swap would be effected immediately following the Merger which is expected to be completed by the end of the first quarter of calendar 1997.

In accordance with the terms of the Swap Agreement, with certain exceptions set forth in the Swap Agreement, the Company will continue to operate the property until consummation of the Merger. Boomtown and Blue Diamond will be responsible for the liabilities of the Resort prior to the Swap and Roski will be responsible for the liabilities of the Resort subsequent to the Swap. In addition, Roski will resign from Boomtown's Board of Directors, effective as of the Exchange Date. Subject to certain conditions set forth in the Swap Agreement, the Swap may be effectuated through any structure agreed upon by Boomtown and Hollywood Park. If the Swap were not consummated for any reason, Boomtown would continue to operate the property through the expiration of the lease term in July 1999, and the IVAC Notes would be required to be repaid to Boomtown at such time.

Additionally, on August 12, 1996, Hollywood Park and Roski further entered into a Stock Purchase Agreement (the "Stock Purchase Agreement") pursuant to which Hollywood Park will, concurrently with the Swap, purchase the stock in Boomtown held by Roski ("Roski Stock") for its market price on the date of the Swap (estimated to be $3.5 million). The purchase price will be paid through the issuance of an unsecured promissory note having an interest rate equal to the prime rate plus one percent (1%) per annum and providing for four equal annual principal payments plus accrued interest and maturing on the date that is four years after the Exchange Date. The Stock Purchase Agreement may also be terminated by Hollywood Park in the event that Boomtown and Hollywood Park, in accordance with the provisions set forth in the Swap Agreement, elect to utilize a structure to effect the Swap which would require Roski to retain the Roski Stock.

The Company took a non-cash, pre-tax charge of $36.6 million related to the Swap Agreement. The charge is comprised of the write-off of the Company's investment in lease of $12.7 million, an $18.9 million write-down of the related party notes receivable to $8.5 million and the write-down of the remaining net assets less the liabilities assumed by Roski of $5.0 million. In the event that the actual amount of the Second Note is less than $3.5 million the Company will incur an additional loss on the sale of Blue Diamond.

The Company owns an 85% interest in the Mississippi Partnership. As a result of executing a lease for the property upon which the Mississippi Partnership's Biloxi, Mississippi gaming facility is located (Note 7), a 15% limited partnership interest was transferred to an individual (the "Lessor") in lieu of base rent payments for the first two years. After three years of operation, either the Company or the Lessor may exercise an option to convert the Lessor's ownership interest into the Company's common stock or cash, at the option of the Lessor, at an amount calculated per the agreement which is based upon a multiple of earnings.

The Company owned a 92.5% interest in the Louisiana Partnership. The remaining 7.5% limited partnership interest was owned by the Lessor identified in the preceding paragraph (the "Partner").

Quarterly distributions to all partners will be required in both the Mississippi Partnership and the Louisiana Partnership based upon the pro-rata share of cash flows generated, as defined. Subsequent to year-end Boomtown entered into an agreement to purchase the Partner's 7.5% partnership interest (see Note 13).

5.  Long-Term Debt

Long-term debt consists of the following (in thousands):

                                               September 30,
                                             ------------------   March 31,
                                               1995      1996       1997
                                             --------  --------  -----------
                                                                 (unaudited)
       11.5% first mortgage notes (net of
         unamortized discount of
         approximately $2.7 million,
         $2.4 million, and $2.3 millions
         as of September 30, 1995, 1996
         March 31, 1997, respectively)       $100,842  $101,052    $101,167
       13% note payable                         4,336     3,227       2,615
       Capital lease obligations                1,126     2,734         668
       11.5% notes payable                      2,431     1,300         278
       12.25% note payable                        760       448       3,475
                                             --------  --------    --------
                                              109,495   108,761     108,203
       Less amounts due within one year         2,948     5,032       5,254
                                             --------  --------    --------
                                             $106,547  $103,729    $102,949
                                             ========  ========    ========

On November 24, 1993, the Company completed the private placement of $103.5 million of 11.5% First Mortgage Notes Due November 2003 (the "Notes"). Interest on the Notes is payable semi-annually. The Notes will be redeemable at the option of the Company, in whole or in part, on or after November 1, 1998, at a premium to the face amount ($103.5 million) which decreases on each subsequent anniversary date, plus accrued interest to the date of redemption. The Notes are secured by substantially all of the Company's assets.

The Indenture governing the Notes places certain business, financial and operating restrictions on the Company and its subsidiaries including, among other things, the incurrence of additional indebtedness, issuance of preferred equity interests and entering into operating leases; limitations on dividends, repurchases of capital stock of the Company and redemptions of subordinated debt; limitations on amending existing partnership and facility construction agreements; and limitations on the use of proceeds from the issuance of the Notes.

The 13%, 11.5% and 12.25% notes payable are secured by property, plant and equipment with net book values of approximately $17,296,000, $2,922,000 and $718,000, at September 30, 1996. The notes mature in January 1999, September 1997, and January 1998, respectively.

The capital lease obligations are secured by equipment with a net book value of $3,632,000 at September 30, 1996. The capital lease obligations mature between September 1997 and January 1998.

Principal maturates of long-term debt by fiscal year as of September 30, 1996 are as follows (in thousands):

                1997                          $  5,032
                1998                             2,084
                1999                               593
                2000                                --
                2001                                --
                Thereafter                     103,500
                                              --------

                                              $111,209
                                              ========

6.  Income Taxes

The (benefit) provision for income taxes consists of the following (in thousands):

                                                    Years ended September 30,
                                                   ----------------------------
                                                    1994      1995       1996
                                                   ------   --------   --------
       Current:
        Federal                                    $  947  ($  1,805) ($   669)
        State                                         195        768        870
                                                   ------   --------   --------
                                                    1,142     (1,037)       201
        Deferred (primarily federal)               (3,921)     1,913        593
                                                   ------   --------   --------
                                                  ($2,779)  $    876   $    794
                                                   ======   ========   ========

The difference between the Company's (benefit) provision for income taxes as presented in the accompanying consolidated statements of operations and a provision (benefit) for income taxes computed at the federal statutory rate is comprised of the items shown in the following table as a percentage of pre-tax earnings (loss):

                                                  Years ended September 30,
                                             ----------------------------------
                                                1994       1995       1996
                                             ----------  ---------  ---------
Income tax (benefit) provision
 at the statutory rate                        (  34.0%)  ( 34.0%)  ( 34.0%)
Goodwill amortization                             1.6       8.3       0.8
Meals and entertainment                           1.3      17.5       0.4
Loss on investments                               5.4       0.0       0.0
Loss on sale of Blue Diamond                      0.0       0.0      31.7
State income taxes, net of federal benefit       (1.4)     41.0       1.8
Merger costs                                      0.0       0.0       1.3
Operating loss benefit limitation                 0.0       8.0       0.0
Others, net                                       0.9       3.0       0.3
                                               ------     -----    ------
                                              (  26.2%)    43.8%      2.3%
                                               ======     =====    ======

The significant components of the deferred income tax assets and liabilities included in the accompanying consolidated balance sheets are as follows (in thousands):


                                                          September 30,
                                                       -------------------
                                                         1995       1996
                                                       --------   --------
     Deferred income tax assets:
      Pre-opening costs, net of amortization            $3,768     $2,607
      Compensation accrued for stock
       appreciation rights and stock option plans        1,062      1,062
      Loss on sale of Blue Diamond                           0      1,722
      Alternative minimum tax credit
       carryforwards                                       887      1,071
      Capital loss carryforwards                           575      6,911
      Operating loss carryforwards                         160        160
      Merger expenses                                        0        402
      Accrued expenses                                   1,410      1,829
      Less valuation allowance - loss
       carryforwards and merger expenses                (  735)    (7,473)
                                                       --------   --------
          Total deferred income tax assets               7,127      8,291
                                                       --------   --------
     Deferred income tax liabilities:
      Excess of book basis over tax basis
       of assets acquired                               (3,232)    (3,187)
      Depreciation                                      (3,692)    (5,466)
      Prepaid expenses                                  (1,322)    (1,101)
      State deferreds                                   (    0)      (249)
                                                       --------   --------
          Total deferred income tax liabilities         (8,246)   (10,003)
                                                       --------   --------
      Net deferred income tax liability                ($1,119)   ($1,712)
                                                       ========   ========


7.  Commitments and Contingencies

Operating leases - The Company and its subsidiaries lease facilities, billboards and certain equipment under noncancelable operating lease arrangements with terms in excess of one year. The aggregate future minimum annual rental commitments as of September 30, 1996 under operating leases having noncancelable lease terms in excess of one year are as follows (in thousands):


                                               Related Party
                                                  (Note 4)      Other
                                               --------------  -------
          1997                                     $ 5,429     $10,257
          1998                                       5,429       3,437
          1999                                       3,456       1,568
          2000                                           0         451
          2001                                           0         340
          Thereafter                                     0         871
                                                   -------     -------
                                                   $14,314     $16,924
                                                   =======     =======


Termination of Las Vegas property lease - As more fully discussed in Note 4 the Company entered into the Swap Agreement pursuant to which Boomtown will be released from its obligations under the Resort Lease.

Barge lease - The Mississippi Partnership sold the barge in Biloxi, Mississippi and the building upon the barge housing the casino to HFS Gaming Corporation ("HFS"), a Delaware corporation. $2.4 million of the $11 million sales price was held by the Company to be used for the development and construction at the Mississippi casino site. Simultaneously with the sale, the Mississippi Partnership leased the barge and building for 25 years and was granted the option to purchase the leased asset for fair market value at the end of the lease or upon the occurrence of certain events as defined in the lease agreement. In the event of default by the Mississippi Partnership, HFS may terminate the lease or require the Mississippi Partnership to repurchase the assets for fair market value. HFS agreed to provide certain marketing services for the Mississippi Partnership. The Mississippi Partnership will pay HFS aggregate rent under the lease and payments for services under the marketing agreement equal to approximately 20% of the annual adjusted earnings before interest, taxes, depreciation and amortization, as defined, for the Partnership (including the proposed hotel). As the lease payments represent contingent rentals, they are excluded from the future minimum annual rental commitments schedule above. HFS subsequently transferred its contractual rights to National Gaming Corporation, Inc. ("NGC").

In November, 1995 Boomtown executed an agreement with NGC whereby the $2.4 million was returned to NGC in return for reduction of the EBITDA distributions from 20% to 16%. Additionally, the Company secured an option to buy the barge from NGC as well as to buy out the EBITDA participation at a cost approximating the original investment made by HFS less the $2.4 million that was paid. The option terminates on March 31, 1997, but is renewable for an additional two years for $100,000 a year.

Tidelands lease - The Mississippi Partnership leases submerged tidelands at the casino site from the State of Mississippi. Annual rent is $525,000 and the term of the lease is ten years with a five-year option to renew. Rent in the second five-year period of the lease will be determined in accordance with Mississippi law. Annual rent in the five-year renewal term will be based on an appraisal obtained by the State of Mississippi.

Land lease with a related party - The Company signed an agreement to lease property through the Mississippi Partnership intended for the development, construction and operation of the Mississippi gaming facility. The Mississippi Partnership invested $2 million as a long-term deposit on the lease and committed to annual rentals of base rent (estimated at $2 million) and percentage rent (5% of adjusted gaming win over $25 million), plus $200,000 per year during the first ten years of the lease. The Mississippi Partnership exchanged a 15% interest with the lessor in lieu of base rent payments for the first two years. Rent expense is being charged to operations for the two year period and the lessor's limited partner capital account is being credited. The lease term is 99 years and is cancelable upon one year's notice.

Rental expense - Included in the accompanying consolidated statements of operations, rental expense was approximately, $3,879,000 (including $389,000 in contingent rentals), $16,102,000 (including $511,000 in contingent rentals) and $19,243,000 (including $729,000 in contingent rentals) during the years ended September 30, 1994, 1995 and 1996, respectively. During the years ended September 30, 1994, 1995, and 1996, $2,418,000, $8,140,000 and $8,363,000,
respectively, of rental expense was with related parties.

Self-insurance - The Company maintains a plan of partial self-insurance for medical and dental coverage for substantially all full-time employees and their dependents. Claims aggregating between $50,000 and $75,000 or more per individual during the policy year are fully covered by insurance. Management has established reserves considered adequate to cover estimated future payments on claims incurred through September 30, 1996.

Gaming license requirements - In October 1994, the Mississippi Gaming Commission adopted a regulation that requires, as a condition of licensure or license renewal, for a gaming establishment's plan to include various expenditures including parking facilities and infrastructure facilities amounting to at least 25% of the casino cost. Although the Company believes they have satisfied this requirement, there can be no assurance the Mississippi Gaming Commission will not require further development on the casino site including hotel rooms and additional parking facilities. Additionally, there can be no assurance that the Partnership will be successful in completing such a project or that the Partnership would be able to obtain a waiver if the Partnership decides not to build.

8.  FunFlight Program

The Company operates a gaming junket program under the name Boomtown FunFlights. This program contracts with agents in various cities to book passengers on a chartered airplane for either overnight or "turn-around" flights to Boomtown Reno. The agents are paid a commission for each passenger booked. The passenger pays a nominal "boarding fee" which is recorded as revenue upon the passenger's arrival at the casino. The Company pays all costs associated with this program.

9.  Stock Option plans

Stock Option Plan - On March 8, 1991, the Company's Board of Directors adopted a non-qualified stock option plan for officers and key employees (the "Option Plan"). The Option Plan authorized the grant of up to 198,744 shares of the Company's common stock. All available shares under the Option Plan were granted retroactive to October 1, 1989 to one individual at $.66 per share subject to certain contingent exercisability provisions. This option was amended in 1992, to provide full vesting and exercisability as of June 30, 1992, and it expires in March 2001.

The Option Plan was amended and restated on September 10, 1992 to provide for the granting to employees of the Company of incentive stock options and for the granting of non-statutory stock options and stock purchase rights to employees and consultants of the Company. The options granted will be for various terms not exceeding ten years and will vest over periods determined at the date of grant. The exercise price for incentive stock options granted will be not less than the fair market value of the common stock at the date of grant. At September 30, 1996, the total number of shares reserved for issuance under the Option Plan is 1,892,066 of which options to purchase 1,726,742 shares have been granted at exercise prices ranging from $.66 to $6.25 per share. At September 30, 1996, options to purchase 586,992 shares of the Company's common stock at exercise prices ranging from $.66 to $6.25 per share were exercisable.

During the year ended September 30, 1996 the Company's Board of Directors repriced certain non-executive options of the Option Plan totaling 165,000 shares to $9.00 from prices ranging from $11.50 to $20.75. Subsequently a repricing occurred concurrent with the Merger Agreement (April 23, 1996) whereby virtually all options outstanding, under the Option Plan as of such date were repriced to $6.25.

1992 Directors' Option Plan - On September 10, 1992, the Company's Board of Directors adopted a directors' option plan (the "Directors' Plan") whereby each non-employee director is granted an option to purchase 3,900 shares of the Company's' common stock upon joining the Board and an option to purchase 1,300 shares of common stock on each anniversary date thereafter during their tenure as a director. The options granted have a ten-year term and vest ratably over a three-year period. The exercise price is the fair market value of the common stock on the date of grant. Options granted under the Directors' Plan may be exercised only (1) while the optionee director is serving as a director on the Company's Board, (2) within twelve months after termination by death or disability, or (3) within three months after termination as a director for any other reason. A total of 45,000 share have been granted under this plan at original exercise prices ranging from $4.88 to $26.50 per share. At September 30, 1996, options to purchase 19,064 shares of the Company's common stock at prices ranging from $12.00 to $26.50 were exercisable under this plan.

1993 Employee Stock Bonus Plan - On February 25, 1993, the Company's Board of Directors adopted a Stock Bonus Plan (the "Bonus Plan") which covers certain employees of the Company. The Company has authorized and reserved 5,000 shares of common stock for granting under the Bonus Plan. The shares granted under the plan vest ratably over a four-year period. At September 30, 1996, the Company has not granted any shares under the Bonus Plan.

10.  401(k) Plan

On January 1, 1993, the Company's Board of Directors approved a voluntary savings and investment plan (the "401(k) Plan"). The 401(k) Plan is available to all eligible employees of the Company and subsidiaries. Under the 401(k) Plan the Company will match 50% of employees' contributions up to a maximum of 5% of the employees' wages. The Company's 401(k) Plan expense was approximately, $233,000, $384,000 and $623,000 during the years ended September 1994, 1995, and 1996, respectively.

11.  Fair Value of Financial Instruments

The following methods and assumptions were used by the Company in estimating its fair value disclosures for financial instruments:

Cash and cash equivalents: The carrying amount reported on the accompanying consolidate balance sheets for cash and cash equivalents approximates their fair value.

Notes receivable: The fair value of the Company's notes receivable at September 30, 1995 was estimated by discounting the future cash flows using interest rates determined by management to reflect the credit risk and remaining maturities of the related notes receivable. The September 30, 1996 value was based on the negotiated price with Roski as discussed in Note 4.

11.5% first mortgage notes: The fair value of the Company's other long-term notes are estimated based upon market quotes of notes with similar characteristics and remaining maturities.

Other long-term debt: The fair values of the Company's notes payable and capital lease obligations are estimated using discounted cash flow analyses, based on the Company's current incremental borrowing rates for similar types of borrowing instruments.

The carrying amounts and fair values of the Company's financial instruments at September 30, 1995 and 1996 are as follows (in thousands):


                                          September 30, 1995
                                        -----------------------
                                        Carrying
                                         Amount      Fair Value
                                        --------     ----------
         Cash and cash equivalents     $ 20,775      $ 20,775
         Notes receivable                27,294        26,652
         11.5% first mortgage notes     100,842        95,738
         Other long-term debt             8,653         8,390


                                          September 30, 1996
                                        -----------------------
                                        Carrying
                                         Amount      Fair Value
                                        --------     ----------
         Cash and cash equivalents     $ 23,101      $ 23,101
         Notes receivable                 8,683         7,947
         11.5% first mortgage notes     101,052       106,605
         Other long-term debt             7,709         7,606


12.  Summarized Consolidating Financial Information (unaudited)

In connection with the Notes issued in November 1993 (Note 5), the subsidiaries of the Company (guarantor entities) have guaranteed the Notes. Summarized consolidating financial information follows:

                 Summarized Consolidating Financial Information
                As of and for the year ended September 30, 1996
                                 (in thousands)


                                                                 Guarantor Entities
                                                    ------------------------------------------
                                       Boomtown,    Blue Diamond     Boomtown     Non-wholly     Elimination's &     Boomtown
                                         Inc.         Hotel &        Hotel &        Owned       Reclassifications      Inc.
                                     (Parent Co.)   Casino, Inc.   Casino, Inc.  Subsidiaries        Dr(Cr)       (consolidated)
                                     -------------------------------------------------------------------------------------------
                                                         (1)           (2)            (3)              (4)
Current assets                         $ 24,346       $  4,756      $   6,779      $   11,170       ($  10,373)      $  36,678
Advances to affiliates                  112,391             --             --              --       (  112,391)             --
Non-current assets                       44,360          3,080         59,576          96,087       (   33,793)        169,310
                                       --------       --------      ---------      ----------       -----------      ---------
                                       $181,097       $  7,836      $  66,355      $  107,257       ($ 156,557)      $ 205,988
                                       ========       ========      =========      ==========       ===========      =========

Current liabilities                    $  6,652       $ 11,054      $   4,523      $   15,178       ($  10,373)      $  27,034
Non-current liabilities                 106,159             --            209           2,460       (      261)        108,567
Advances from parent                         --         33,785         11,479          67,127       (  112,391)             --
Equity                                   68,286        (37,003)        50,144          22,492       (   33,532)         70,387
                                       --------       --------      ---------      ----------       -----------      ---------
                                       $181,097       $  7,836      $  66,355      $  107,257       ($ 156,557)      $ 205,988
                                       ========       ========      =========      ==========       ===========      =========

Revenues                               $     --       $ 44,721      $  67,618      $  123,703        $      --       $ 236,042
Income (loss) from operations         ($ 21,455)     ($ 26,007)     $   3,602      $   18,596        $      --      ($  25,264)
Equity in earnings (loss) of
 consolidated subsidiaries
 and partnerships                     ($ 12,559)      $     --      $      --      $       --        $  12,559       $      --
Net loss                              ($ 22,499)     ($ 24,194)     $   1,496      $    9,494        $     645      ($  35,058)

Net cash provided by (used in)
 operating activities                  $  1,503      ($  3,606)    ($     308)     $   13,781        $      --       $  11,370
Net cash used in
 investing activities                                (     544)    (    1,928)    (     3,075)              --      (    5,547)
Net cash provided by (used in)
 financing activities                 (   1,857)         4,083          4,564     (    10,287)              --      (    3,497)
                                       --------       --------      ---------      ----------       -----------      ---------
Net increase (decrease) in cash
 and cash equivalents                 (     354)     (      67)         2,328             419               --           2,326
Cash and cash equivalents:
 Beginning of year                       10,811          2,630          1,334           6,000               --          20,775
                                       --------       --------      ---------      ----------       -----------      ---------
 End of year                           $ 10,457       $  2,563      $   3,662      $    6,419        $      --       $  23,101
                                       ========       ========      =========      ==========       ===========      =========



Notes to Summarized Consolidated Financial Information (unaudited)

(1) Blue Diamond Hotel & Casino, Inc. is a wholly-owned subsidiary that is consolidated in the accompanying consolidated financial statements.

(2) Boomtown Hotel and Casino, Inc. is a wholly-owned subsidiary that is consolidated in the accompanying consolidated financial statements. These amounts do not include the operations of the Company's wholly-owned subsidiaries which are general partners of the Company's non-wholly owned subsidiaries. The operations of such wholly-owned subsidiaries are insignificant and have been included in the column "Non-wholly Owned Subsidiaries."

(3) "Non-wholly Owned Subsidiaries" include Boomtown Inc.'s majority-owned subsidiaries in Mississippi and Louisiana and 100% of the assets, liabilities and equity of the limited partnerships formed to operate the gaming facilities in those states.

(4) Eliminations consist of Boomtown Inc.'s (a) investment in the guarantor entities, (b) advances to the guarantor and non-guarantor entities and subsidiaries and (c) equity in earnings (loss) of consolidated subsidiaries and partnerships. The advances are subordinated in right of payment to the guarantees of the Notes.

                 Summarized Consolidating Financial Information
               As of and for the six months ended March 31, 1997
                           (in thousands, unaudited)


                                                             Guarantor Entities
                                          -----------------------------------------------------
                                             Blue
                                            Diamond       Boomtown   Louisiana-I  Mississippi-I  Elimination's &
                              Boomtown,     Hotel &       Hotel &      Gaming,       Gaming,    Reclassifications    Boomtown,
                                Inc.      Casino, Inc.  Casino, Inc.    L.P.          L.P.           Dr (Cr)           Inc.
                            (Parent Co.)      (1)           (2)         (3)           (4)              (5)         (consolidated)
                            -----------------------------------------------------------------------------------------------------
Current assets                $ 22,348      $ 4,837      $  6,755     $  5,298     $    5,199       ($ 13,490)           $ 30,947
Advances to affiliates         115,349           --            --           --             --       ( 115,349)                 --
Non-current assets              48,917        2,651        59,614       60,126         42,137       (  36,793)            176,652
                              ---------------------------------------------------------------------------------------------------
                              $186,614      $ 7,488      $ 66,369     $ 65,424     $   47,336       ($165,632)           $207,599
                              ===================================================================================================

Current liabilities           $ 11,747      $12,889      $  4,376     $  6,443     $    9,783       ($ 13,490)           $ 31,748
Non-current liabilities        104,608           --           138        1,549             35              --             106,330
Advances from parent                --       35,264        13,036       24,967         42,082       ( 115,349)                 --
Equity                          70,259     ( 40,665)       48,819       32,465    (     4,564)      (  36,793)             69,521
                              ---------------------------------------------------------------------------------------------------
                              $186,614      $ 7,488      $ 66,369     $ 65,424     $   47,336       ($165,632)           $207,599
                              ===================================================================================================

Revenues                      $     --      $24,203      $ 28,514     $ 36,451     $   27,184        $     --            $116,352
Income (loss) from
 operation                   ($  1,280)    ($ 3,289)    ($  1,313)    $  7,881     $    1,788        $     --            $  3,787
Equity in earnings (loss)
 of consolidated
 subsidiaries                 $    275      $    --      $     --     $     --     $       --       ($    275)           $     --
Net income (loss)            ($  1,263)    ($ 3,662)    ($  1,323)    $  6,249    ($      893)      ($     96)          ($    988)

Net cash provided by (used
 in) operating activities    (   4,276)    (    791)        1,039        7,943          1,885              --               5,800
Net cash used in
 investing activities        (       7)    (     89)    (   2,085)   (   1,552)   (     1,444)             --           (   5,177)
Net cash provided by (used
 in) financing activities          926        1,128         1,296    (   5,780)   (       511)             --           (   2,941)
                              ---------------------------------------------------------------------------------------------------
Net increase (decrease) in
 cash and cash equivalents   (   3,357)         248           250          611    (        70)             --           (   2,318)
Cash and cash equivalents:
 Beginning of year              10,457        2,563         3,662        3,512          2,907              --              23,101
                              ---------------------------------------------------------------------------------------------------
 End of period                $  7,100      $ 2,811      $  3,912     $  4,123     $    2,837        $     --            $ 20,783
                              ===================================================================================================


-------------
Notes to Summarized Consolidating Financial Information:

(1) Blue Diamond Hotel & Casino, Inc. is a wholly-owned subsidiary that is consolidated in the accompanying consolidated financial statements.
(2) Boomtown Hotel & Casino, Inc. is a wholly-owned subsidiary that is consolidated in the accompanying consolidated financial statements. These amounts do not include the operations of the Company's wholly-owned subsidiaries which are general partners of the Company's non wholly-owned subsidiaries.
(3)  Louisiana-I Gaming, L.P. is a wholly-owned subsidiary (as of November 18,
1996) that is consolidated in the Company's consolidated financial statements.
(4) Mississippi-I Gaming, L.P. is a non wholly-owned subsidiary of the Company that is consolidated in the Company's consolidated financial statements.
(5) Eliminations consist of Boomtown, Inc.'s (a) investment in the guarantor entities, (b) advances to the guarantor and non-guarantor subsidiaries and (c) equity earnings (loss) of consolidated subsidiaries and partnerships. The advances are subordinated in right of payment to the guarantees of the Notes.

13.  Subsequent Events

Acquisition of Louisiana Partnership Minority Interest - On November 18, 1996 the Company entered into an agreement with Eric Skrmetta, the lessor, in which the Company agreed to pay $5,673,000 in return for Skrmetta's 7.5% interest in the Louisiana Partnership in addition to releasing the Company from any and all claims, liabilities and causes of action of any kind arising from or related to the Partnership agreement. Terms of the agreement, required Boomtown to make a deposit of $500,000 by December 5, 1996 and the remaining $5,173,000 to be paid not later than August 10, 1997. Additionally, the $5,173,000 shall be reduced by a discount for the time that the amount or any portion thereof is paid in full prior to August 10, 1997.

Merger with Hollywood Park (unaudited) - On June 30, 1997, pursuant to the Merger Agreement dated as of April 23, 1996, by and among Hollywood Park, HP Acquisition, Inc., a wholly owned subsidiary of Hollywood Park, and Boomtown, HP Acquisition, Inc. was merged with and into Boomtown. See "Item 2 Acquisition or Disposition of Assets - Merger with Boomtown, Inc."

Swap Agreement Consummation (unaudited) - On July 1, 1997, Boomtown completed a swap pursuant to the Swap Agreement. See "Item 2 Acquisition or Disposition of Assets - Disposition of Boomtown Las Vegas Resort."

Early Extinguishment of First Mortgage Notes (unaudited) - Concurrently with the closing of the Merger and the Swap, Hollywood Park supplied the funds necessary to enable Boomtown to repurchase and retire an aggregate of approximately $102.7 million in principal amount of Boomtown's First Mortgage Notes (the "Notes") leaving an aggregate of approximately $1.4 million in principal amount of the Notes outstanding. See "Item 2 Acquisition or Disposition of Assets - Boomtown's Business - Recent events."

                                Boomtown, Inc.
                          Consolidated Balance Sheets



                                                                             September 30,
                                                                        -----------------------      March 31,
                                                                           1996        1995            1997
                                                                        ----------- -----------   --------------
                                                                                                   (unaudited)
                                                                                                  --------------
                                                                                      (in thousands)
                                                                        ----------------------------------------
                            Assets
Current Assets:
  Cash and cash equivalents (including restricted cash of
    approximately $2.4 million as of September 30, 1995)                 $23,101        $20,775        $20,783
  Accounts receivable, net                                                   942            924          1,490
  Income taxes receivable                                                  1,815          1,508            254
  Inventories                                                              1,725          2,715          1,944
  Prepaid expenses                                                         7,333          7,025          4,908
  Other current assets                                                     1,762            765          1,567
                                                                       ----------    -----------    -----------
      Total current assets                                                36,678         33,712         30,946
  Property, plant and equipment, net                                     145,330        150,955        147,366
  Goodwill, net                                                            6,267          6,644         10,048
  Investment in lease, net                                                     0         13,077              0
  Notes receivable from a related party                                    8,683         27,294          8,686
  Other assets                                                             9,030          7,516         10,553
                                                                       ----------    -----------    -----------
                                                                        $205,988       $239,198       $207,599
                                                                       ==========    ===========    ===========
                   Liabilities and Stockholders' Equity
Current Liabilities:
  Accounts payable                                                        $3,812         $3,747         $3,436
  Accrued compensation                                                     3,611          2,930          3,405
  Other accrued liabilities                                                8,823          9,740         13,852
  Accrued interest payable                                                 5,005          4,959          5,013
  Income taxes payable                                                       751            506            789
  Current portion of long-term debt                                        5,032          2,948          5,254
                                                                       ----------    -----------    -----------
      Total current liabilities                                           27,034         24,830         31,749
  Long-term debt (net of unamortized discount of approximately
    $2.5 million, $2.7 million, and $2.3 million as of September
    30, 1996, and 1995, and as of March 31, 1997, respectively)
    September 30, 1996, and 1995, and                                    103,729        106,547        102,949
  Deferred income taxes                                                    3,183          1,621          3,381
  Deferred gain on sale leaseback                                            112            213              0
  Minority interest                                                        1,542            741              0

  Commitments and contingencies                                               --             --             --
    (see Note 7 and Note 13)
Stockholders' equity:
  Common stock, $0.01 par value, 20,000,000 shares authorized
    9,266,193, 9,233,074 and 9,282,690 issued and outstanding
    as of September 30, 1996 and 1995, and as of March 31, 1997,
    respectively, net of a note receivable from a stockholder of
    $221,000                                                             103,653        103,453        103,774
  Retained earnings (deficit)                                            (33,265)         1,793        (34,254)
                                                                       ----------    -----------    -----------
  Total stockholders' equity                                              70,388        105,246         69,520
                                                                       ----------    -----------    -----------
                                                                        $205,988       $239,198       $207,599
                                                                       ==========    ===========    ===========

                                Boomtown, Inc.
                     Consolidated Statements of Operations

                                                              Years ended September 30,           Six months ended March 31,
                                                        -------------------------------------   -----------------------------
                                                          1996           1995          1994           1997         1996
                                                        --------       --------      --------       --------     --------
                                                                                                         (unaudited)
                                                                                                    ---------------------
                                                                       (in thousands, except per share data)
                                                        ---------------------------------------------------------------------
Revenues:
  Gaming                                                  $188,368     $189,306      $76,326          $94,123      $91,370
  Family entertainment center                                6,300        6,387        3,656            2,472        2,706
  Food and beverage                                         16,314       15,613        7,973            8,191        7,583
  Hotel and recreational vehicle park                        7,289        6,584        3,082            3,797        3,600
  Showroom                                                     823          440          329              479          392
  Truck stop, service station and mini-mart                 14,401       10,811       10,858            6,232        5,499
  Other income                                               2,547        2,626        1,151            1,059        1,363
                                                          --------     --------     --------         --------     --------
                                                           236,042      231,767      103,375          116,353      112,513
                                                          --------     --------     --------         --------     --------
Expenses:
  Gaming                                                    73,479       73,233       30,818           38,221       38,088
  Gaming equipment leases                                    6,716        5,811          412            2,615        3,393
  Family entertainment center                                3,332        3,274        1,762            1,693        1,633
  Food and beverage                                         19,213       17,639        8,179           10,948       10,312
  Hotel and recreational vehicle park                        3,002        3,168        1,706            1,649        1,579
  Showroom                                                     683          308        2,130              349          332
  Truckstop, service station and mini-mart                  13,038        9,722        9,661            5,668        4,953
  Marketing and promotion                                   22,439       19,593        7,524           12,700       10,887
  General and administrative                                70,620       75,296       25,760           32,180       31,927
  Pre-opening expenses                                           0            0       15,787                0            0
  Discontinued projects/future development                   1,603        6,054            0              618          160
  Loss on sale of Boomtown Las Vegas                        36,563            0            0                0            0
  Depreciation and amortization                             10,618       10,422        5,891            5,925        5,298
                                                          --------     --------     --------         --------     --------
                                                           261,306      224,520      109,630          112,566      108,562
                                                          --------     --------     --------         --------     --------
Income (loss) from operations                              (25,264)       7,247       (6,255)           3,787        3,951
Interest expense, net of capitalized interest              (13,838)     (13,434)      (5,632)          (6,956)      (6,833)
Interest and other income                                    4,193        3,081        2,624            1,586        1,552
Loss on marketable securities                                    0            0       (1,691)               0            0
Gain (loss) on sale of assets                                    0            0            0              (72)          71
                                                          --------     --------     --------         --------     --------
Loss before minority interests, extraordinary
    item and income taxes                                  (34,909)      (3,106)     (10,954)          (1,655)      (1,259)
Minority interests                                             645        1,105          352              (96)         625
                                                          --------     --------     --------         --------     --------
Loss before extraordinary item and income taxes            (34,264)      (2,001)     (10,602)          (1,751)        (634)
Income tax expense (benefit)                                   794          876       (2,779)            (762)        (325)
                                                          --------     --------     --------         --------     --------
Loss before extraordinary item                             (35,058)      (2,877)      (7,823)            (989)        (309)
Extraordinary item - early extinguishment of debt,
    net of tax effect of approximately $141,000                  0            0          229                0            0
                                                          --------     --------     --------         --------     --------
Net loss                                                  ($35,058)     ($2,877)     ($8,052)           ($989)       ($309)
                                                          ========     ========     ========         ========     ========
Per common share:
  Loss before extraordinary item                            ($3.79)      ($0.31)      ($0.90)          ($0.11)      ($0.03)
                                                          ========     ========     ========         ========     ========
  Extraordinary loss                                         $0.00        $0.00       ($0.03)           $0.00        $0.00
                                                          ========     ========     ========         ========     ========
  Net loss                                                  ($3.79)      ($0.31)      ($0.93)          ($0.11)      ($0.03)
                                                          ========     ========     ========         ========     ========

Number of common shares                                      9,248        9,228        8,690            9,275        9,243
                                                          ========     ========     ========         ========     ========

                                Boomtown, Inc.
                Consolidated Statements of Stockholders' Equity
             For the years ended September 30, 1996, 1995 and 1994
            and for the six months ended March 31, 1997 (unaudited)


                                                                            Common Stock        Retained          Total
                                                                       ----------------------   Earnings      Stockholders'
                                                                       Shares (#)  Amount ($)  (Deficit)         Equity
                                                                       ----------  ----------  ---------      -------------
                                                                                        (in thousands)
                                                                       ----------------------------------------------------
Balances, September 30, 1993                                                 8,506    $88,313     $12,722        $101,035
  Issuance of common stock warrants                                              0      2,995           0           2,995
  Employer 401(k) contributions                                                  4         75           0              75
  Common stock issued for additional interest in Blue Diamond
    Hotel & Casino, Inc. (Boomtown Las Vegas)                                  714     11,964           0          11,964
  Net loss                                                                       0          0      (8,052)         (8,052)
                                                                         ----------  ----------  ----------  --------------
Balances, September 30, 1994                                                 9,224    103,347       4,670         108,017
  Employer 401(k) contributions                                                  9        105           0             105
  Net loss                                                                       0          0      (2,877)         (2,877)
                                                                         ----------  ----------  ----------  --------------
Balances, September 30, 1995                                                 9,233    103,452       1,793         105,245
  Employer 401(k) contributions                                                 33        200           0             200
  Net loss                                                                       0          0     (35,058)        (35,058)
                                                                         ----------  ----------  ----------  --------------
Balances, September 30, 1996                                                 9,266    103,652     (33,265)         70,387
  Employer 401(k) contributions (unaudited)                                     17        122           0             122
  Net loss (unaudited)                                                           0          0        (989)           (989)
                                                                         ----------  ----------  ----------  --------------
Balances, March 31, 1997 (unaudited)                                         9,283   $103,774    ($34,254)        $69,520
                                                                         ==========  ==========  ==========  ==============

                                Boomtown, Inc.
                     Consolidated Statements of Cash Flows
               Increase (Decrease) in Cash and Cash Equivalents


                                                                Years ended September 30,             Six months ended March 31,
                                                         --------------------------------------       --------------------------
                                                           1996           1995           1994           1997              1996
                                                         --------       --------       --------       --------          --------
                                                                                                              (unaudited)
                                                                                                      --------------------------
                                                                                     (in thousands)
                                                         -----------------------------------------------------------------------
Cash flows from operating activities:
  Net loss                                                 ($35,058)      ($2,877)        ($8,052)       ($988)           ($309)
  Adjustments to reconcile net loss to net cash provided
      by (used in) operating activities:
    Lease expense recorded in exchange for limited
        partnership interest                                  1,500         2,000             389            0            1,000
    Minority interests                                         (645)       (1,105)           (351)          96              375
  Gain (loss) on sale of property, plant and equipment          191           164             (57)         (72)              70
  Depreciation and amortization                              10,618        10,422           5,891        5,925            5,298
  Loss on sale of Boomtown Las Vegas                         36,563             0               0            0                0
  Deferred income taxes                                       2,598         1,614          (4,145)         197              150
Changes in operating assets and liabilities:
  Accounts receivable, net                                     (256)          397          (1,011)        (550)            (141)
  Income taxes receivable                                      (440)       (1,508)              0            0                0
  Inventories                                                   154           301          (2,453)        (219)            (454)
  Prepaid expenses                                             (208)           93          (4,971)       2,425            1,987
  Accounts payable, net                                         149        (5,406)          7,950         (376)            (102)
  Income taxes payable                                          330            24             213           38              226
  Accrued compensation                                          681         1,320             631         (206)             367
  Other accrued liabilities                                  (1,048)        4,189           4,467         (147)            (302)
  Other changes, net                                         (1,278)          312           1,318         (323)          (1,569)
                                                           --------      --------        --------     --------         --------
    Net cash provided by (used in) operating activities      13,851         9,940            (181)       5,800            6,596
Cash flows from investing activities:
  Proceeds from sale of property, plant and equipment           215         7,953          17,464           13              201
  Additions to property, plant and equipment                 (5,679)      (15,146)       (114,729)      (4,990)          (2,751)
  Payments for future development costs                           0         1,871          (1,775)        (200)               0
  Loans to related parties                                        0             0          (7,794)           0                0
  Change in construction related payables                       (84)       (1,472)            680            0              (76)
                                                           --------      --------        --------     --------         --------
    Net cash used in investing activities                    (5,548)       (6,794)       (106,154)      (5,177)          (2,626)
Cash flows from financing activities:
  Proceeds from short-term borrowings                             0         5,000               0            0                0
  Repayment of short-term borrowings                              0        (5,000)              0            0                0
  Prepaid property lease                                     (2,480)            0               0            0           (2,480)
  Proceeds from long-term debt                                  377         8,794         100,240            0            1,064
  Payment of long-term debt                                  (3,874)       (2,363)           (107)      (2,941)          (1,747)
  Distributions to minority interests                             0          (193)              0            0                0
                                                           --------      --------        --------     --------         --------
    Net cash (used in) provided by financing activities      (5,977)        6,238         100,133       (2,941)          (3,163)
                                                           --------      --------        --------     --------         --------
Increase (decrease) in cash and cash equivalents              2,326         9,384          (6,202)      (2,318)             807
Cash and cash equivalents at the beginning of the period     20,775        11,391          17,593       23,101           20,775
                                                           --------      --------        --------     --------         --------
Cash and cash equivalents at the end of the period          $23,101       $20,775         $11,391      $20,783          $21,582
                                                           ========      ========        ========     ========         ========
